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                                                                   Exhibit 10.1
                                 LOAN AGREEMENT
                                 --------------
                                 (LINE OF CREDIT
                                 L/C SUBFEATURE)


            This Loan Agreement (this "Agreement") is entered into as of April 30, 1998 by and between Wells Fargo Bank, National Association ("Lender") and anDATAco of California, Inc., a California corporation ("Borrower").


                              W I T N E S S E T H:


            WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

            WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

            NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.  DEFINITIONS

            All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. Any accounting term used herein unless otherwise defined or set forth in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

            1.1 "Accounts" shall mean all present and future rights of Borrower to payment of or goods sold or leased for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

            1.2 Intentionally omitted.

            1.3 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise, in the exercise of Lender's reasonable discretion from the perspective of a secured creditor, reducing the amount of Revolving Loans and Letters of Credit which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in the exercise of Lender's reasonable discretion from the perspective of a secured creditor, do or may affect either
(i) the Collateral or its value, (ii) the assets, business or prospects of Borrower or any Obligor, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

            1.4 "Borrowing Base" shall mean the sum of:


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                 (A) Eighty-five percent (85%) of the Net Amount of Eligible
            Accounts; plus

                 (B) the lesser of (i) the sum of twenty-five percent (25%) of the Value of Eligible Inventory, or (ii) an amount equal to $2,500,000; less

                 (C) any Availability Reserves.

            1.5 "Cash Collateral Account" shall have the meaning set forth in
Section 6.1 hereof.

            1.6 "Change in Control" shall mean (a) any transaction or series of related transactions in which any person or entity or two or more persons or entities (other than Guarantor or W. David Sykes) acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting stock of Borrower (or other securities convertible into such voting stock) representing twenty-five percent (25%) or more of the combined voting power of all voting stock of Borrower, or (b) any event or circumstance constituting a "change in control" or other similar occurrence under documentation evidencing or governing any indebtedness of Borrower of $100,000 or more which results in an obligation of Borrower to prepay, purchase, offer to purchase, redeem or defease all or a portion of such indebtedness.

            1.7 "Collateral" shall mean all the property in which Borrower or an Obligor grants or is required to grant to Lender a security interest or lien, as described in Section 5 hereof.

            1.8 "Eligible Accounts" shall mean Accounts created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

                (a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of Borrower's business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

                (b) such Accounts are not unpaid more than ninety (90) days after the date of the original invoice thereto (other than as set forth in Section 1.8(q) below);

                (c) such Accounts comply with the terms and conditions applicable thereto contained in the Security Agreement executed in connection therewith;

                (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

                (e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, or, at Lender's option, if: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender, sufficient to cover such Account, in form and substance satisfactory to Lender and, if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) the account debtor resides in a province of Canada which recognizes Lender's perfection and enforcement rights as to Accounts by reason of the filing of a UCC-1 in the state of Borrower's chief executive office, or (iv) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);




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                (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices;

                (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have any right of setoff against such Accounts;

                (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectibility of such Accounts or reduce the amount payable or delay payment thereunder;

                (i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

                (j) neither the account debtor nor any officer, employee or agent of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

                (k) the account debtors with respect to such Accounts are not
(i)(A) any foreign government (other than the following Canadian provinces:
Alberta, British Columbia, Manitoba, Ontario, Saskatchewan and Yukon Territory),
(B) the United States of America, or (C) any State or any political subdivision, department, agency or instrumentality thereof (collectively "Local Entities" and individually a "Local Entity") to the extent the aggregate Accounts of all such Local Entities are greater than $250,000, provided, however, that no such Accounts of Local Entities shall be Eligible Accounts if an Event of Default has occurred and remains in effect, unless, (ii) if the account debtor is the United States of America or any Local Entity, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended, or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

                (l) there are no proceedings or actions which are threatened or pending against any account debtor with respect to such Accounts from such account debtor which might result in any material adverse change in any such account debtor's financial condition;

                (m) such Accounts of a single account debtor or its affiliates do not constitute more than twenty (20%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

                (n) such Accounts are not owed by any account debtor who has Accounts unpaid more than ninety (90) days after the date of the original invoice therefor and which constitute more than thirty-five (35%) percent of the total Accounts from such account debtor;

                (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts);

                (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender; and

                (q) such Accounts arise from maintenance contracts and are not unpaid more than thirty (30) days after the date of the original invoice thereto, provided that such Accounts shall only remain Eligible Accounts if Borrower provides Lender with weekly agings of such maintenance contracts beginning 90 days from the date hereof.




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General criteria for Eligible Accounts may be established and revised from time to time by Lender in the exercise of Lender's reasonable discretion from the perspective of a secured creditor. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

            1.9 "Eligible Inventory" shall mean Inventory owned by Borrower which is and remains acceptable to Lender for lending purposes and is located at one of the addresses set forth in Schedule I to this Agreement; provided however, that if any such location is owned by a party other than Borrower, Lender shall have obtained from the owner thereof an agreement relative to Lender's rights with respect to such Inventory, in form and content satisfactory to Lender; and provided further that in no event however shall Eligible Inventory include: (a) work-in-process; (b) inventory subject to a security interest or lien in favor of any person other than Lender, except those permitted in this Agreement; and (c) inventory which is not subject to the first priority, valid and perfected security interest of Lender. General criteria for Eligible Inventory may be established and revised from time to time by Lender in the exercise of Lender's reasonable discretion from the perspective of a secured creditor. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

            1.10 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

            1.11 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

            1.12 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 8.10 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

            1.13 "Guarantor" shall mean Andataco, Inc., a Massachusetts corporation, which as of the date hereof is the owner of 100% of the capital stock of Borrower.

            1.14 "Guaranty" shall have the meaning set forth in Section 2.4.

            1.15 "General Intangibles" shall mean general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment).

            1.16 "Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Loan Documents and the financing arrangements provided for herein.

            1.17 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.




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            1.18 "Letters of Credit" shall mean commercial or standby letters of credit issued by Lender from time to time under the Line of Credit.

            1.19 "Letter of Credit Agreement" shall have the meaning set forth in Section 2.2(c) hereof.

            1.20 "Letter of Credit Obligations" shall mean at any time, the aggregate amount available to be drawn, plus amounts drawn and not yet reimbursed, under Letters of Credit.

            1.21 "Line of Credit" shall mean a revolving line of credit under which Lender agrees to make Revolving Loans and issue Letters of Credit, subject to the terms and conditions of this Agreement.

            1.22 "Line of Credit Note" shall have the meaning set forth in
Section 2.1 hereof.

            1.23 "Loan Documents" shall mean, collectively, this Agreement and all notes, guarantees (including the Guaranty), security agreements, subordination agreements, and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

            1.24 "Maximum Amount" shall mean the amount of $15,000,000.

            1.25 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

            1.26 "Obligor" shall mean any guarantor (including the Guarantor), endorser, acceptor, surety or other person liable on or with respect to the Line of Credit or who is the owner of any property which is security for the Line of Credit, or any of them, other than Borrower.

            1.27 "Permitted Liens" means:

                 (a) liens for unpaid taxes, fees, assessments or other governmental charges or levies which are not yet delinquent or for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such liens, no property of Borrower is subject to risk of loss or forfeiture;

                 (b) liens and security interests (i) upon or in any equipment acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment and in an amount not greater than the purchase price thereof or
(ii) existing on such equipment at the time of its acquisition, provided that in any such event (A) the lien and security interest is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, and (B) the aggregate amount of indebtedness secured by such liens and security interests does not exceed at any time outstanding $100,000;

                 (c) liens consisting of leases or subleases and licenses and sublicenses of real property granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and any interest or title of a lessor or licensor under any such lease or license, as applicable;





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                (d) liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons or entities that arise by operation of law, provided that the payment thereof is not yet required;

                (e) liens incurred or deposits made in the ordinary course of Borrower's business in connection with worker's compensation, unemployment insurance, social security and similar legislation;

                (f) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not interfering in any material respect with the ordinary conduct of Borrower's business;

                (g) any interest or title of a lessor in equipment subject to any capital lease permitted under Section 8.10(b) hereof; and

                (h) any liens arising from the filing of any financing statements relating to true leases permitted under Section 9.9 hereof.

           1.28 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

           1.29 "Revolving Loans" shall mean advances made by Lender to Borrower on a revolving basis under the Line of Credit, as set forth in Section
2.1 hereof.

           1.30 "Rights to Payment" shall mean all Accounts, General Intangibles, contract rights, chattel paper, documents, instruments, letters of credit, bankers acceptances and guaranties, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, and shall include without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors, monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or any of its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise.

           1.31 "Tangible Net Worth" shall mean, at any time, the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

           1.32 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP, or (b) market value.


SECTION 2. CREDIT FACILITIES

           2.1 Line of Credit





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                (a) Lending Formula. Subject to and upon the terms and
conditions contained herein, Lender agrees to make Revolving Loans (pursuant to this Section 2.1) and issue Letters of Credit (pursuant to Section 2.2 hereof) under a line of credit (the "Line of Credit") from time to time in amounts requested by Borrower up to an aggregate outstanding principal amount equal to the lesser of: (i) the Maximum Amount; or (ii) the Borrowing Base.

                (b) Reduction of Lending Formula. Lender may, in its reasonable discretion from the perspective of a secured creditor, from time to time, upon not less than five (5) days prior notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has declined, or (ii) reduce the lending formula with respect to Eligible Inventory to the extent that Lender, subsequent to its review of the appraisal to be provided to Lender by Borrower pursuant to
Section 4.1 and the field review of Borrower's Records to be conducted by Lender pursuant to Section 4.1, determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect, or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves.

                (c) Overadvance. In the event that the outstanding amount of any component of the Revolving Loans, or the aggregate amount of the outstanding Revolving Loans and Letter of Credit Obligations, exceed the amounts available under the lending formulas, the sublimits for Letters of Credit set forth in
Section 2.2(b) or the Maximum Amount, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

                (d) Line of Credit Note. Borrower's obligation to repay Revolving Loans made under the Line of Credit shall be evidenced by a promissory note executed by Borrower, substantially in the form of Exhibit B hereto.

            2.2 Letters of Credit.

                (a) Issuance. Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees from time to time during the term of this Agreement to issue Letters of Credit for the account of Borrower containing terms and conditions acceptable to Lender, provided however that no Letter of Credit shall have an expiration date beyond the maturity date of the Line of Credit set forth in Section 11.1 hereof.

                (b) Letter of Credit Sublimits. No Letters of Credit shall be issued unless, on the date of the proposed issuance of any Letter of Credit, the Revolving Loans available to Borrower (subject to the Maximum Amount and Availability Reserves) are equal to 100% of the face amount of such Letters of Credit. Except in Lender's discretion, the amount of all Letter of Credit Obligations shall not at any time exceed $500,000.

                (c) Letter of Credit Agreement. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement and related documents, if any, required by Lender in connection with the issuance thereof (each, a "Letter of Credit Agreement"). Each draft paid by Lender under a Letter of Credit shall be deemed a Revolving Loan under the Line




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of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such Revolving Loans; provided however, that if the Line of Credit is not available, for any reason whatsoever, at the time any draft is paid by Lender, or if Revolving Loans are not available under the Line of Credit at such time due to any limitation on borrowings set forth herein, then the full amount of such draft shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Lender to the date such amount is fully repaid by Borrower, at the rate of interest applicable to Revolving Loans. In such event, Borrower agrees that Lender, at Lender's sole discretion, may debit Borrower's deposit account with Lender for the amount of any such draft.

            2.3 Availability Reserves. All Revolving Loans and Letters of Credit otherwise available to Borrower pursuant to the lending formula(s) or sublimits, and subject to the Maximum Amount and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.

            2.4 Guaranties. All indebtedness of Borrower to Lender pursuant to this Agreement shall be guaranteed by Guarantor in the principal amount of Fifteen Million Dollars ($15,000,000), as evidenced by and subject to the terms of a guaranty in form and substance satisfactory to Lender (the "Guaranty").

            2.5 Subordination of Debt. All obligations of Borrower to W. David Sykes shall be subordinated in right of repayment to all obligations of Borrower to Lender, as evidenced by and subject to the terms of a subordination agreement in form and substance satisfactory to Lender.


SECTION 3.  INTEREST AND FEES

            3.1 Interest. The outstanding principal balance of Revolving Loans shall bear interest at the rate(s) set forth in the Line of Credit Note.

            3.2 Letter of Credit Fees. Borrower shall pay to Lender fees upon the issuance or amendment of each Letter of Credit and upon the payment by Lender of each draft under any Letter of Credit determined in accordance with Lender's Commercial Finance Division's standard fees and charges in effect at the time any Letter of Credit is issued or amended or any draft is paid. In addition, Borrower shall pay to Lender a fee equal to 2.00% per annum on the average daily amount available to be drawn during each month under outstanding Letters of Credit, which fee shall be due and payable in arrears on the first
(1st) day of each month.

            3.3 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee for the Line of Credit equal to a rate per annum of one quarter of one percent (.25%) of the average unused portion of the Line of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Revolving Loans or Letter of Credit Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

            3.4 Computation and Payment. Interest (and fees computed on a per annum basis) shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at times and places set forth in the Line of Credit Note.


SECTION 4.  CONDITIONS PRECEDENT

            4.1. Initial Credit. The obligation of Lender to extend the initial credit contemplated by this Agreement is subject to the fulfillment to Lender's satisfaction of all of the following conditions:





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                (a) Approval of Lender Counsel. All legal matters incidental to the extension of credit by Lender shall be satisfactory to counsel of Lender.

                (b) Documentation. Lender shall have received, in form and substance satisfactory to Lender, each of the following, duly executed:

                    (i)    This Agreement
                    (ii)   The Line of Credit Note
                    (iii)  The Letter of Credit Agreement
                    (iv)   UCC-1 Financing Statement(s)
                    (v)    Security Agreement(s)
                    (vi)   Lock Box Agreement
                    (vii)  The Guaranty
                    (viii) The subordination agreement required by Section 2.5 hereof.
                    (ix) With respect to each of Borrower and Guarantor, such documentation as Lender may reasonably require to establish the due organization, valid existence and good standing of such party, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Loan Document to which it is a party, the identity, authority and capacity of each responsible official thereof authorized to act on its behalf, including without limitation, copies of its articles of incorporation and amendments thereto certified by the Secretary of State (or the equivalent) of its jurisdiction of formation, bylaws and amendments thereto certified by a responsible official of such party, certificates of good standing and/or qualification to engage in business, certified copies of corporate resolutions, incumbency certificates, and the like; and
                    (x) Such other documents as Lender may require under any other Section of this Agreement.

                (c) Financial Condition. Since the consolidated financial statement of Guarantor and its subsidiaries dated January 31, 1998 heretofore delivered by Borrower to Lender, there shall have been no material adverse change, as determined by Lender, in the financial condition, operation or business of Borrower, nor any material decline, as determined by Lender, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

                (d) Insurance. Borrower shall have delivered to Lender evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Lender, and where required by Lender, with loss payable endorsements in favor of Lender.

                (e) Appraisal. Lender shall have obtained, at Borrower's cost, an appraisal of all Inventory, issued by an appraiser acceptable to Lender and in form, substance and reflecting values satisfactory to Lender, in its discretion.

                (f) Security Interests. Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Line of Credit or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Loan Documents.

                (g) Field Review. Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender.




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                (h) Other Documents. Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents, including without limitation, acknowledgments by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral.

                (i) Opinion. Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Loan Documents and such other matters as Lender may reasonably request.

                (j) Accounts. Borrower shall have opened bank accounts with Lender of a type mutually acceptable to Borrower and Lender including, without limitation, the Cash Collateral Account.

                (k) Availability. Borrower shall have a minimum of $750,000 of availability for Revolving Loans in addition to the amount paid or to be paid to Borrower's prior lender to retire Borrower's line of credit with such prior lender and bringing all other obligations to a current status satisfactory to Lender.

                (l) Prior Credit Facilities. Borrower shall have provided Lender written evidence that Borrower's prior credit facilities with Imperial Bank have been or will be concurrently terminated and that all security interests and liens securing such credit facilities, if any, have been or will be concurrently terminated.

                (m) Date of Initial Extension of Credit. The conditions precedent specified in Sections 4.1(a)-(l) shall have been fulfilled to Lender's satisfaction by May 15, 1998.

           4.2. Subsequent Credit. The obligation of Lender to make the initial and each subsequent extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Lender's satisfaction of each of the following conditions:

                (a) Compliance. The representations and warranties contained herein and each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Lender pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, (i) no material adverse change, as determined by Lender, shall have occurred in the financial condition, operation or business of Borrower since the audited consolidated financial statement of Guarantor and its subsidiaries dated January 31, 1998 delivered by Borrower to Lender, and (ii) no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist or would result from such extension of credit.

                (b) Documentation. Lender shall have received all additional documents which may be required in connection with such extension of credit.


SECTION 5. GRANT OF SECURITY INTEREST

           As security for all indebtedness of Borrower to Lender pursuant to this Agreement, Borrower grants to Lender security interests of first priority in the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located: all Rights to Payment, Inventory, Equipment and Records, and all products and proceeds of any of the foregoing, in any form, including without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

All of the foregoing shall be evidenced by and subject to the terms of such documents as Lender shall reasonably require, all in form and substance satisfactory to Lender. Borrower shall reimburse Lender, immediately upon demand, for all costs and expenses incurred by Lender in connection with any of the foregoing security, including without limitation filing and recording fees and costs of environmental studies, appraisals, audits and title insurance.


SECTION 6.  COLLECTION AND ADMINISTRATION

            6.1 Cash Collateral Account.

                (a) Cash Collateral Account. Borrower shall, at Borrower's expense and in the manner requested by Lender from time to time, direct that remittances and all other collections and proceeds of Accounts and other Collateral shall be deposited into a lock box account maintained in Lender's name. In connection therewith, Borrower shall execute such lockbox agreement as Lender shall require. Borrower shall maintain with Lender, and Borrower hereby grants to Lender a security interest in, a non-interest bearing deposit account over which Borrower shall have no control ("Cash Collateral Account") and into which the proceeds of all Borrower's Rights to Payment shall be deposited immediately upon their receipt other than Rights to Payment consisting of the proceeds of equity financing transactions.

                (b) Calculations/Clearance Charge. For purposes of calculating the amount of the Revolving Loans and Letters of Credit available to Borrower, such payments will be applied (conditional upon final collection) to the Line of Credit on the business day of receipt by the Commercial Finance Division of interbranch advices of deposit, if such advices are received within sufficient time (in accordance with Lender's usual and customary practices as in effect from time to time) to credit Borrower's loan account on such day, and if not, then on the next business day. Lender shall be entitled to charge Borrower for one (1) business day of "clearance" at the Prime Rate-based interest rate then applicable to the Line of Credit on all proceeds of Rights to Payment deposited into the Cash Collateral Account, whether or not such proceeds are applied to reduce the outstanding principal balance of any or all the Loans. This clearance charge is acknowledged to constitute an integral part of the pricing of the Loans, and shall apply whether or not the amount of proceeds deposited exceeds the outstanding principal balance of any or all of the Loans.

                (c) Immediate Deposit. Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts, or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Cash Collateral Account, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds.

            6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

            6.3 Payments. All amounts due under any of the Loan Documents shall be payable to the Cash Collateral Account as provided in Section 6.1 hereof or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to the Line of Credit, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Loan Documents may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments due Lender free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of Borrower's obligations to Lender under this Agreement, Lender is required to surrender or return such payment or proceeds to any person or entity for any reason, then the obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.3 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.3 shall survive the payment of Borrower's obligations under the Loan Documents and the termination of this Agreement.

            6.4 Use of Proceeds. Borrower shall use the initial proceeds of the Revolving Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement order furnished by Borrower to Lender on or about the date hereof; and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents. All other Revolving Loans made or Letters of Credit provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms of this Agreement. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Revolving Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.


SECTION 7.  REPRESENTATIONS AND WARRANTIES

            Borrower makes the following representations and warranties to Lender, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Lender subject to this Agreement.

            7.1 Legal Status. Borrower is a corporation duly organized and existing and in good standing under the laws of the State of California. Guarantor is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts. Each of Borrower and Guarantor is qualified or licensed to do business, and is in good standing as a foreign corporation, if applicable, in all jurisdictions (other than those set forth on Schedule 7.1 attached hereto) in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower or Guarantor, as the case may be.

            7.2 Authorization and Validity. The Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally and by general equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

            7.3 No Violation; No Approvals. The execution, delivery and performance by each of Borrower and Guarantor of each of the Loan Documents to which it is a party do not (a) violate any provision of any law or regulation, or (b) contravene any provision of the Articles of Incorporation or By-Laws of such party, or (c) result in a breach of or default under any contract, obligation, indenture or other instrument to which Borrower or Guarantor, as applicable, is a party or by which it may be bound, or (d) require the consent or approval of any Federal or state governmental authority.

            7.4 No Claims. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings before any governmental authority, arbitrator, court or administrative agency which reasonably could be expected to have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Lender in the Information Certificate and other than those set forth on Schedule 7.4 attached hereto.

            7.5 Correctness of Financial Statement. The consolidated financial statement of Guarantor and its subsidiaries dated January 31, 1998, heretofore delivered by Borrower to Lender is complete and correct and presents fairly the financial condition of Guarantor and its subsidiaries, including Borrower; discloses all liabilities of Guarantor and its subsidiaries, including Borrower, that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent; and has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged or granted a security interest in or encumbered any of its assets or properties except as disclosed by Borrower to Lender in writing in the Information Certificate or as permitted by this Agreement.

            7.6 Income Tax Returns. Except as set forth in the Information Certificate, Borrower (a) has paid all income tax when due and payable each year, and (b) has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

            7.7 No Subordination. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

            7.8 Permits, Franchises. Borrower possesses, and will hereafter possess, all permits, memberships, franchises, contracts and licenses required and rights to all trademarks, trade names, if any, patents, and fictitious names necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, excluding any such of the foregoing the failure of which to possess would not reasonably be expected to have a material adverse effect on Borrower's financial condition, business or operations.

            7.9 ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

            7.10 Other Obligations; Compliance with laws; Other liens. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation. Borrower is in compliance in all material respects with all requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or its business not otherwise addressed by provisions of this Section 7. There are no security interests in or liens upon the Collateral or any other property which is intended to be security for the Line of Credit or the liability of any Obligor in respect thereof, other than security interests and liens permitted herein or in the other Loan Documents.

            7.11 Environmental Matters. Except as disclosed by Borrower to Lender in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable Federal or state environmental, hazardous waste, health and safety statutes and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, the Federal Toxic Substances Control Act and the California Health and Safety Code, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.


SECTION 8.  AFFIRMATIVE COVENANTS

            Borrower covenants that so long as Lender remains committed to extend credit to Borrower pursuant to the terms of this Agreement or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall:

            8.1 Punctual Payments. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Lender, the amount by which the outstanding principal balance of Revolving Loans and/or Letter of Credit Obligations at any time exceeds any limitation applicable thereto.

            8.2 Records and Premises. Maintain proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to Collateral and the business of Borrower in accordance with GAAP. From time to time as requested by Lender, at the cost and expense of Borrower, allow Lender or its designee complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and allow Lender during normal business hours to use such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing, and if an Event of Default exists or has occurred and is continuing, for the collection of Accounts and realization of other Collateral.

            8.3 Collateral Reporting. Borrower shall provide Lender with the following documents in a form satisfactory to Lender:

                (a) so long as Borrower's average daily availability for Revolving Loans is equal to or greater than $1,000,000, on or before the fifth
(5th) day after and as of the end of each week, a schedule of Accounts, including without limitation weekly sales, credit and adjustment journals and cash receipts; provided, however, that should Borrower's average daily availability for Revolving Loans at any time be less than $1,000,000, Borrower shall provide Lender on or before 10 a.m. each day, a schedule of Accounts, including without limitation daily sales, credit and adjustment journals and cash receipts. If at any time pursuant to the foregoing provision Borrower is required to provide daily Accounts information, Lender may, at its sole option, agree to permit Borrower to reinstate weekly reporting provided that Borrower shall have (i) established a sufficient historical trend of minimum availability (i.e., not less than four (4) weeks of average availability for Revolving Loans equal to or exceeding $1,000,000) and (ii) a cash budget acceptable to Lender reflecting that such minimum availability is projected to continue for not less than six months thereafter;

                (b) on or before the fifth (5th) day after and as of the end of each month (or more frequently as Lender may request), (i) perpetual inventory reports and (ii) inventory reports by category;

                (c) on or before the tenth (10th) day after and as of the end of each month (or more frequently as Lender may request), (i) agings of accounts receivable, and (ii) agings of accounts payable;

                (d) upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower;

                (e) upon Lender's request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Collateral in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; and

                (f) such other reports as to the Collateral as Lender shall request from time to time. If any of Borrower's records of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

            8.4 Financial Statements. Provide to Lender all of the following, in form and detail satisfactory to Lender:

                (a) not later than ninety (90) days after and as of the end of each fiscal year, an unqualified, audited consolidated financial statement of Guarantor and its subsidiaries (including Borrower), prepared in accordance with GAAP, consistently applied, by a certified public accountant acceptable to Lender (and for these purposes, Price Waterhouse LLP is an acceptable certified public accountant), to include balance sheet, income statement and statement of cash flows;

                (b) not later than thirty (30) days after and as of the end of each fiscal month, a consolidated financial statement of Guarantor and its subsidiaries (including Borrower), prepared in accordance with GAAP, consistently applied, by Guarantor to include balance sheet, income statement and statement of cash flows;

                (c) promptly after the same are available, and in any event within fifteen (15) days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Guarantor, and reports and registration statements which Guarantor may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (including without limitation, Guarantor's periodic Form 10-Q statements), and which are not otherwise required to be delivered to Lender pursuant to other provisions of this Section 8.4;

                (d) within five (5) days of the release thereof, copies of all press releases, public statements and filings with any governmental authority, whether by Borrower or Guarantor, and not otherwise required to be delivered to Lender pursuant to other provisions of this Section 8.4;

                (e) contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that the financial statements delivered pursuant thereto are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

                (f) as soon as practicable and in any event by the last day of each fiscal year of Borrower, a plan and financial forecast for Borrower's next succeeding fiscal year including, without limitation, (i) a forecasted balance sheet, statement of income and statement of cash flows for such fiscal year,
(ii) forecasted balance sheets, statements of income and statements of cash flows for each fiscal month of such fiscal year; and as soon as practicable, all material amendments, updates and revisions, if any, to the information provided pursuant to this paragraph; and

                (g) from time to time such other information as Lender may reasonably request, which may include, without limitation, budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower.

            8.5 Compliance. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; conduct its business in an orderly and regular manner; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or its business. Notwithstanding anything to the contrary contained in this Section 8, Borrower shall become qualified or licensed to do business, and shall achieve the status of good standing as a foreign corporation, if applicable, in the jurisdictions set forth on Schedule
7.1 attached hereto, within sixty (60) days from the date hereof.

            8.6 Insurance. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to Borrower's, including but not limited to fire, extended coverage, public liability, property damage and workers' compensation, carried with companies and in amounts satisfactory to Lender, and deliver to Lender from time to time at Lender's request schedules setting forth all insurance then in effect. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Borrower's Obligations to Lender under this Agreement, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for such Obligations.

            8.7 Facilities. With the exception of normal wear and tear, keep all Borrower's properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that Borrower's properties shall be fully and efficiently preserved and maintained.

            8.8 Taxes and Other Liabilities. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation, Federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Lender's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

            8.9 Litigation. Promptly give notice in writing to Lender of any litigation pending or threatened in writing against Borrower with a claim in excess of $100,000.

            8.10 Financial Condition. Maintain Borrower's financial condition as follows:

                 (a) Tangible Net Worth not at any time during any period specified below less than the amount set forth opposite such period, to be measured as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending July 31, 1998:


                  Period                                       Minimum Tangible Net Worth
                  ------                                       --------------------------
July 31, 1998 through October 30, 1998                             $   1,800,000.00

October 31, 1998 through January 30, 1999                              2,100,000.00

January 31, 1999 through April 29, 1999                                2,400,000.00

April 30, 1999 through July 30, 1999                                   2,700,000.00

July 31, 1999 through October 30, 1999                                 3,000,000.00

October 31, 1999 through January 30, 2000                              3,300,000.00

January 31, 2000 through April 29, 2000                                3,600,000.00

April 30, 2000 through July 30, 2000                                   3,900,000.00

July 31, 2000 through October 30, 2000                                 4,200,000.00

October 31, 2000 and thereafter                                        4,500,000.00


                 (b) Capital expenditures, inclusive of capitalized lease expenditures, not greater than $7,000,000 in any fiscal year.

            8.11 Notice to Lender. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default; (b) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; and (c) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property. Provide not less than thirty (30) days prior written notice to Lender of any change in the name or the organizational structure of Borrower.

            8.12 Further Assurances. At the request of Lender at any time and from time to time, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the

Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents, at Borrower's expense. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Revolving Loans and issuing Letters of Credit contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Revolving Loans or provide any further Letters of Credit until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

            8.13 Year 2000 Compliant. Borrower shall perform such acts as may be reasonably necessary to reasonably ensure that Borrower and any business in which Borrower owns a substantial interest become Year 2000 Compliant within a reasonable time. Such acts shall include, without limitation, Borrower's performance of a reasonable review and assessment of its material systems. With respect to Borrower's customers, suppliers and vendors that are material to Borrower's business, Borrower shall make a reasonable effort to (i) assess the risks posed to Borrower's business by the failure of any such entity that is material to Borrower's business to become Year 2000 Complaint within a reasonable time, (ii) make reasonable inquiries or other reasonable assessment of such entities as to whether they will become Year 2000 Complaint within a reasonable time, and (iii) develop a reasonable plan for dealing with such entities which do not become Year 2000 Compliant within a reasonable time. As used in this paragraph, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems material to the business operations or financial condition of such entity will properly perform date sensitive functions before, during, and after the year 2000.

            8.14 Landlord Waiver. Notwithstanding anything to the contrary contained in this Section 8, Borrower shall obtain, within 30 days of the date hereof, a fully-executed landlord waiver concerning Borrower's location at 10140 Mesa Rim Road, San Diego, California 92121 in the form provided to Borrower by Lender prior to the date hereof, which shall include, without limitation, a legal description of the premises and notarizations of the signatures thereto. In the event that Borrower fails to comply with the foregoing sentence and such failure to comply continues for 60 days after the date hereof, such failure to comply shall constitute an Event of Default hereunder.

            8.15 Seagate Subordination Agreement. Notwithstanding anything to the contrary contained in this Section 8, Borrower acknowledges that Lender deems inadequate the Lien Subordination Agreement delivered to Lender by Seagate Technology, Inc. ("Seagate") as of the date hereof and that Lender will attempt to obtain a replacement lien subordination agreement from Seagate in form and substance satisfactory to Lender. Borrower agrees (a) to cooperate and assist Bank in obtaining such replacement lien subordination agreement and (b) that if Lender is unable to obtain an acceptable lien subordination agreement from Seagate within sixty (60) days of the date hereof, Lender shall have the option to either (i) establish from time to time a reserve against the Borrowing Base in an amount equal to any and all obligations then owing by Borrower to Seagate, provided however, that in no event shall such reserve exceed $250,000 during the first 12 months following the date of Lender's election to establish such reserve, or (ii) terminate the Line of Credit, in which case the Line of Credit shall be terminated effective on the date which is thirty (30) days subsequent to written notice from Lender to Borrower thereof. In the event of any such termination of the Line of Credit and payment in full of all obligations owing under the Loan Documents, Borrower shall not be required to pay Lender the early termination fee referenced in Section 11.1(c) hereof.

            8.16 Imperial Bank Termination Statements. Notwithstanding anything to the contrary contained in this Section 8, Borrower shall provide to Lender immediately following Lender's extension of the initial credit contemplated by this Agreement termination statements in form and substance satisfactory to, and for such jurisdictions required by, Lender executed by Imperial Bank.

SECTION 9.  NEGATIVE COVENANTS

            Borrower further covenants that so long as Lender remains committed to Borrower pursuant to the terms of this Agreement or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without the Lender's prior written consent:

            9.1 Other Indebtedness. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Lender and any other liabilities of Borrower existing as of, and disclosed to Lender prior to, the date hereof in the Information Certificate or in Schedule 9.1 attached hereto and (b) indebtedness secured by Permitted Liens. Make any prepayment on any indebtedness or liability resulting from borrowing, loans or advances permitted pursuant to the foregoing sentence.

            9.2 Merger, Consolidation, Transfer of Assets. Merge into or consolidate with any corporation or other entity; undergo a recapitalization; make any substantial change in the conduct or nature of Borrower's business; acquire all or substantially all of the assets of any corporation or other entity; nor sell (including in any sale-leaseback transaction), lease, transfer or otherwise dispose of all or a substantial or material part of its assets except in the ordinary course of business.

            9.3 Guaranties. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except as disclosed in the Information Certificate.

            9.4 Loans, Advances, Investments. Make any loans or advances to or investments in any person or entity, except advances to employees in the ordinary course of business not to exceed $100,000 outstanding at any time.

            9.5 Dividends, Distributions. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, or redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding, except for the repurchase of Borrower's capital stock from officers, directors, employees or consultants of Borrower upon termination of their employment with or rendering of service to Borrower provided that, as of the date of such repurchase, no Event of Default shall have occurred and be continuing or would occur upon the giving of notice, passage of time or both, or after giving effect to any such repurchase.

            9.6 Pledge of Assets. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, any of its assets of any kind, now owned or hereafter acquired, except (a) Permitted Liens and (b) any of the foregoing in favor of Lender and except as set forth in the Information Certificate.

            9.7 New Collateral Location. Open any new location unless Borrower
(a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location, and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including without limitation, UCC-1 financing statements.

            9.8 Transactions with Affiliates. Enter into any transaction of any kind with any affiliate of Borrower, other than (a) any such transactions presently in effect and disclosed to Lender in writing and (b) other transactions after the date hereof on terms at least as favorable to Borrower as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

            9.9 Lease Expenditures. Incur operating lease expenses in any fiscal year in excess of an aggregate of $5,000,000.

SECTION 10. EVENTS OF DEFAULT

            10.1 Events of Default. In addition to the Event of Default described in Section 8.14, the occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

                 (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

                 (b) Any financial statement or certificate (including the Information Certificate) furnished to Lender in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

                 (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained in Sections 6.1, 6.3, 8.3, 8.4, 8.9, 8.10, 8.11 or 9 of this Agreement, or any other default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those described in Sections 10.1(a) and 10.1(b)) which shall continue for more than ten (10) days after the occurrence thereof (or, in the event that such default is not reasonably susceptible of being cured within such ten (10) day period, which shall continue for more than thirty (30) days after the occurrence thereof).

                 (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Obligor has incurred any debt or other liability to any person or entity, including Lender, and, if the debt or other liability is owed to a party other than Lender, the amount thereof exceeds $100,000.

                 (e) Any default in the payment or performance of any obligation, or any defined event of default, under any of the Loan Documents other than this Agreement.

                 (f) The filing of a notice of judgment lien against Borrower or any Obligor; or the recording of any abstract of judgment against Borrower or any Obligor in any county in which Borrower or such Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Obligor; or the entry of a judgment against Borrower or any Obligor; and with respect to any of the foregoing, the amount in dispute is in excess of $100,000, and such notice of judgment lien, abstract, levy, writ of attachment or execution or other like process is not stayed, bonded or released within thirty
(30) days (provided, however, that notwithstanding any contrary provision of this Agreement or any other Loan Document, Lender shall have no obligation to advance funds to Borrower under this Agreement during such thirty (30) day period).

                 (g) Borrower or any Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Obligor, or Borrower or any Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

             (h) There shall exist or occur any event or condition which Lender reasonably believes from the perspective of a secured creditor impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

             (i) The dissolution or liquidation of Borrower or any guarantor hereunder; or Borrower or any such guarantor, or any of their directors or stockholders, shall take action seeking to effect the dissolution or liquidation of Borrower or such guarantor.

             (j) A Change in Control shall occur.

             (k) Any Obligor revokes or terminates (or attempts or purports to revoke or terminate) its guarantee, endorsement or other agreement in favor of Lender. Any creditor of Borrower which has executed a subordination in favor of Lender revokes or terminates (or attempts or purports to revoke or terminate) such subordination.

             (l) The indictment or threatened indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor.

             (m) Any member of Borrower's Senior Management shall cease, for any reason, to be employed by Borrower on a full-time basis and such member shall not have been replaced by a person acceptable to Lender within 120 days. Senior Management means W. David Sykes, Harris Ravine and Richard A. Hudzik.

             10.2 Remedies. If an Event of Default shall occur, (a) any indebtedness of Borrower under any of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Lender's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Lender to permit further borrowings hereunder shall immediately cease and terminate; and (c) Lender shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit accommodation from Lender subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Lender in connection with each of the Loan Documents may be exercised at any time by Lender and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


SECTION 11.  TERM OF AGREEMENT AND MISCELLANEOUS

             11.1 Term.

                  (a) Maturity Date. This Agreement and the other Loan Documents shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof. Upon the date of termination of the Loan Documents, Borrower shall pay to Lender, in full, all outstanding and unpaid obligations under this Agreement and the other Loan Documents and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent obligations, including issued and outstanding Letters of Credit and checks or other payments provisionally credited to the obligations and/or as to which Lender has not yet received final payment. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, California time.

                (b) Continuing Obligations. No termination of this Agreement or the other Loan Documents shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Loan Documents until all Borrower's obligations under this Agreement and the other Loan Documents have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Loan Documents and applicable law, shall remain in effect until all such obligations have been fully and finally discharged and paid.

                (c) Early Termination Fee. If for any reason (other than as set forth in Section 11.1(d)) this Agreement is terminated prior to the end of the then current term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                    Amount                                  Period
                    ------                                  ------

            (i)     2% of Maximum Amount        Date  hereof to and  including
                                                the first anniversary date
                                                hereof.

            (ii)    1% of Maximum Amount        First  anniversary  date hereof
                                                to and including the second
                                                anniversary date hereof.

            (iii)   No fee                      Second anniversary date hereof
                                                to and including third
                                                anniversary date hereof.

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing.

                (d) No Early Termination Fee. No early termination fee shall be payable in any of the following circumstances:

                           (1) if a commercial lending group or division of
            Wells Fargo Bank (other than the Commercial Finance Division or the workout group), extends credit to Borrower, which credit refinances and/or replaces in full the credit facilities granted under this Agreement;

                           (2) the credit facilities granted under this
            Agreement are assigned or otherwise transferred to a commercial finance company that is not affiliated with Wells Fargo Bank and such credit facilities are thereafter refinanced and/or replaced;

                           (3) if Borrower (A) meets the financial tests set
            forth below during the first twelve months of the effectiveness of this Agreement, (B) receives an offer from another commercial bank to refinance and/or replace in full the credit facilities granted under this Agreement and (C) does not receive a similar offer from a commercial lending group or division of Wells Fargo Bank (other than the Commercial Finance Division or the workout group) within thirty days of Borrower's notice to Lender of such other commercial bank's offer. Such financial tests shall consist of: (1) Borrower having a ratio of total debt to Tangible Net Worth less than 4.00 to 1.00, (2) Borrower having a "current ratio" equal to or greater than 1.25 to 1.00, with "current ratio" defined as total current assets divided by total current liabilities, and (3) Borrower being profitable (i.e., having net income after taxes in excess of $0) for the fiscal year ended October 31, 1998 and for the fiscal quarter ending January 31, 1999; or

                           (4) If Borrower pays in full the Line of Credit and
            all other obligations under this Agreement and the other Loan Documents in connection with the termination of the Line of Credit pursuant to Section 8.15 hereof.

            11.2 No Waiver. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

            11.3 Notices. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

            BORROWER:           anDATAco of California, Inc.
                                10140 Mesa Rim Road
                                San Diego, California 92121
                                Attention: Richard A. Hudzik
                                Telecopier: (619) 458-1613
                                Telephone: (619) 453-9191

            with a copy to:     Cooley Godward, LLP
                                4365 Executive Drive, Suite 1100
                                San Diego, California 92121-2128
                                Attn: Jeremy Glaser, Esq.
                                Telecopier: (619) 453-3559
                                Telephone: (619) 550-6000

            LENDER: WELLS FARGO BANK, NATIONAL ASSOCIATION Commercial Finance Division
                                245 South Los Robles Avenue, Suite 600
                                Pasadena, CA 91101
                                Attention: anDATAco Account Officer
                                Telecopier: (626) 844-9063
                                Telephone: (626) 685-9900

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

          11.4 Costs, Expenses and Attorneys' Fees. Borrower shall pay to Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Lender's in-house counsel), incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and each other of the Loan Documents, Lender's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) Lender's due diligence review of Borrower, including without limitation, all appraisal fees, audit fees, the cost of background checks and the cost of credit reports, (c) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge for Lender's examiners in the field and office at Lender's Commercial Finance Division's rate in effect from time to time, (d) the enforcement of Lender's rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, and (e) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower.

          11.5  Successors, Assignment and Confidentiality.

                (a) Binding Effect. This Agreement and the other Loan Documents shall be binding on and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without the prior written consent of Lender.

                (b) Participations and Assignments. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender's rights and benefits under each of the Loan Documents.

                (c) Confidentiality. Subject to the following sentence, Lender may disclose all documents and information which Lender now has or may hereafter acquire relating to any credit extended by Lender to Borrower, Borrower or its business, any Obligor or the business of any Obligor, or any Collateral required hereunder in connection with any sale, assignment or transfer of all or any part of any interest in Lender's rights and benefits under each of the Loan Documents, or the granting of any participation interest in all or any part of such rights and benefits. Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (i) to legal counsel and accountants for Borrower or Lender; (ii) to other professional advisors to Borrower or Lender, provided that the recipient has been informed in advance of the confidential nature of such information, (iii) to regulatory officials having jurisdiction over Lender; (iv) as required by law or legal process or in connection with any legal proceeding or litigation involving Lender and Borrower or any affiliate of Borrower, and
(v) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of Lender's interests hereunder or a participation interest in the Line of Credit Note, provided that the recipient has been informed in advance of the confidential nature of such information and has agreed with Lender to keep such confidential information in confidence in accordance with the terms hereof. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower reasonably considered by Borrower to be confidential, other than (A) information previously filed with any governmental authority or agency and available to the public, (B) information previously published in any public medium from a source other than, directly or indirectly, Lender, and (C) information previously disclosed by Borrower to any third party not associated with Borrower without a confidentiality agreement or obligation substantially similar to this Section 11.5. Nothing in this Section 11.5 shall be construed to create or give rise to any fiduciary duty on the part of Lender to Borrower.

            11.6 Entire Agreement, Conflicts, Amendment. This Agreement and each other of the Loan Documents constitute the entire agreement between Borrower and Lender with respect to any extension of credit by Lender subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any actual irreconcilable conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement. This Agreement may be amended or modified only by a written instrument executed by each party hereto.

            11.7 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

            11.8 Time. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

            11.9 Severability of Provisions. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

            11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

            11.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless Lender and its directors, officers, agents, attorneys and employees (collectively, the "Indemnitees") from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee if the claim, demand, action or cause of action arises out of or relates to the relationship between Borrower and Lender under any of the Loan Documents or the transactions contemplated thereby; (b) Any and all administrative or investigative proceedings by any governmental agency or authority arising out of or related to any claim, demand, action or cause of action described in clause (a) above; and (c) Any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any of the foregoing; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own or its employees' or agents' gross negligence or willful misconduct. Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action, cause of action or administrative or investigative proceeding covered by this Section 11.11; provided that the Indemnitees as a group may retain only one law firm to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, conflict on any significant issue between the positions of any two or more Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall be and hereby is covered and secured by the Loan Documents and the collateral referred to in Section 5 and shall survive the expiration or termination of this Agreement and the repayment of the Line of Credit and the payment and performance of all other obligations owed to Lender.

            11.12 Nonliability of Lender. Borrower acknowledges and agrees that:

                  (a) Any inspections of Collateral made by Lender are for purposes of administration of the Line of Credit only and Borrower is not entitled to rely upon the same;

                (b) By accepting or approving anything required to be observed, performed, fulfilled or given to Lender pursuant to the Loan Documents, including any certificate, financial statement, insurance policy or other document, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Lender;

                (c) The relationship between Borrower and Lender in connection with this Agreement and the other Loan Documents is, and shall at all times remain, solely that of a borrower and lender; Lender shall not under any circumstance be construed to be a partner or joint venturer of Borrower; Lender shall not under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, or to owe any fiduciary duty to Borrower as a result of the transactions arising under this Agreement and the other Loan Documents; Lender does not undertake or assume any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with its property, any collateral held by Lender or the operations of Borrower; Borrower shall rely entirely upon its own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any other person or entity is entitled to rely thereon; and

                (d) Lender shall not be responsible or liable to any person or entity for any loss, damage, liability or claim of any kind relating to injury or death to persons or damage to property caused by the actions, inaction or negligence of Borrower and Borrower hereby indemnifies and holds Lender harmless from any such loss, damage, liability or claim.

          11.13 Arbitration.

                (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

                (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.




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

                (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

                (d) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

                (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (A) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (B) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (C) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (1) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (2) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

                (f) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                (g) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

ANDATACO OF CALIFORNIA, INC.,               WELLS FARGO BANK,
 a California corporation                     NATIONAL ASSOCIATION


By: /s/ Richard A. Hudzik                   By: /s/ Michael P.Baranowski
    ---------------------------                ---------------------------

Title: Chief Financial Officer              Title: Vice President
      -------------------------                   ------------------------












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